Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.20

Basic Loan Agreement (Loan Financed by Bond Issuance)

Yahoo Japan Corporation (“Yahoo”) and YJ Card Corporation (“YJ Card”) enter into the following basic loan agreement (this “Agreement”).

Article 1 Master Agreement

1.	This Agreement applies to all individual loan agreements between Yahoo and YJ Card (each an “Individual Agreement”).

2.

If there is any discrepancy between the provisions of an Individual Agreement and this Agreement, the relevant provisions of the Individual Agreement do not apply, and the relevant provisions of this Agreement shall prevail.

Article 2 Terms of Lending

1.	Yahoo shall make multiple loans to YJ Card, and YJ Card shall receive those loans, pursuant to the terms set out in Paragraph 2.

2.	The loan terms applicable to this Agreement and every Individual Agreement are as follows.

(1)	Credit Limit

70 billion yen; If the cumulative amount of loans reaches this limit, Yahoo will not make any new loans even if YJ Card repays all or part of the prior loans.

(2)	Use of Funds

The funds will be used for working capital. YJ Card shall not use the funds for any other purpose.

(3)	Loan Period

From the execution date of the Individual Agreement to the expiration date of this Agreement.

(4)	Method of Loan Payment

The loan amount will be paid by wire transfer to the financial institution account designated by YJ Card. Yahoo shall bear any transfer fees and other costs associated with that payment.

(5)	Interest Rate

The rate specified in the Individual Agreement.

(6)	Interest

Interest will be calculated as the final balance of the loan each day × interest rate × number of days ÷ 365, rounded down to the nearest whole number. The number of days is inclusive of both the starting and ending dates.

(7)	Interest Payment

Interest will be paid by wire transfer to the financial institution account designated by Yahoo (the “Yahoo Designated Account”) on the interest payment date specified in the Individual Agreement. YJ Card shall bear any transfer fees and other costs associated with that payment.

If an interest payment date falls on a bank holiday, the payment shall be brought forward to the preceding bank business day.

(8)	Loan Repayment Date

The date specified in the Individual Agreement.

(9)	Repayment of Loan Proceeds

Loan proceeds will be repaid by wire transfer to the Yahoo Designated Account. YJ Card shall bear any transfer fees and other costs associated with that payment.

(10)	Prepayment

Notwithstanding the provisions of the preceding item, YJ Card may waive the benefit of time and repay all or part of the loan. However, that repayment and the terms of any subsequent repayments must be discussed in advance with Yahoo.

(11)	Late Payment Damages

If YJ Card defaults on a repayment or interest payment, YJ Card shall pay damages at the rate of 14.6% per annum on the amount due (based on a 365-day year and rounded down to the nearest whole number).

Article 3 Individual Agreement

1.

The loan amount, interest rate, loan repayment date, interest payment dates, and other terms of each loan from Yahoo to YJ Card not provided for herein will be provided for in the Individual Agreement.

2.

An Individual Agreement will be formed when YJ Card makes an application using the attached drawdown application form in accordance with Paragraph 3 and Yahoo makes payment in accordance with Paragraph 4.

3.

YJ Card shall apply to Yahoo for an Individual Agreement by attaching a PDF file of the drawdown application form bearing the name and seal of a person authorized to make borrowings under this Agreement by e-mail at least 5 business days before the desired drawdown date (which shall be a business day of Yahoo). The sender and receiver of an application for an Individual Agreement are the people specified below, and any application sent or received by a person other than those specified below is invalid.

Sender (YJ Card): [***]

Receiver (Yahoo): [***]

4.

Upon receiving an application under the preceding paragraph, Yahoo may determine whether to advance a loan and the loan amount at Yahoo’s sole discretion. If Yahoo decides to advance the loan, Yahoo shall pay the loan amount determined by Yahoo by the method specified in Article 2, Paragraph 2, Item 4, by the desired drawdown date indicated in the drawdown application. An Individual Agreement shall be formed to the extent of the amount paid by Yahoo.

5.

If Yahoo fails to pay all or part of the requested loan amount by the desired drawdown date indicated in the drawdown application, Yahoo will be deemed to have rejected YJ Card’s application to the extent of the amount not paid, and the application will cease to be effective with respect to that amount.

Article 4 Provision of Collateral

YJ Card shall provide to Yahoo any collateral requested by Yahoo for the payment obligations under the agreements between the parties (not limited to this Agreement and the Individual Agreements).

Article 5 No Transfer of Rights and Obligations

YJ Card shall not transfer to a third party or provide as security all or part of its status, rights and obligations arising under this Agreement or an Individual Agreement without the prior written consent of Yahoo.

Article 6 Exclusion of Antisocial Forces

1.

YJ Card represents and covenants that neither it nor any of the following entities is, as of the execution date of this Agreement, or will be in the future, an Antisocial Force (meaning an organized crime group, member of an organized crime group, associate member of an organized crime group, company affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement (shakai undo hyobo goro), corporate extortionist acting under the guise of political activity (seiji katsudo hyobo goro), organized crime group with special expertise (tokushu chino boryoku shudan), or similar person or group; “Antisocial Forces”):

(1)

a special interested party of YJ Card (meaning (a) an officer (or officers’ shareholding association) of YJ Card; (b) a spouse or relative by blood within the second degree of kinship of (a); (c) a company of which a majority of the voting rights are owned by (a) or (b); (d) a related company of the other party; or (e) an officer of (c) or (d));

(2)	a material employee of YJ Card;

(3)	a major shareholder or major trading partner of YJ Card; or

(4)	any other person who substantively controls the management of YJ Card.

2.

Yahoo may immediately suspend performance of its obligations under or terminate all or part of the agreements with YJ Card, including this Agreement and the Individual Agreements, without assuming any liability and without prior notice or demand for cure, if:

(1)	YJ Card is discovered to have made a false representation under the preceding paragraph;

(2)	YJ Card breaches its covenant under the preceding paragraph; or

(3)	YJ Card or an entity falling under any item of the preceding paragraph with respect to YJ Card is discovered to be involved with an Antisocial Force.

3.

If YJ Card falls under any item of the preceding paragraph, all of YJ Card’s obligations to Yahoo Japan Corporation (not limited to obligations under this Agreement and the Individual Agreements) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the Yahoo from seeking damages against YJ Card.

Article 7 Termination for Cause; Acceleration

1.

All of YJ Card’s obligations to Yahoo (not limited to obligations under this Agreement or an Individual Agreement) will automatically be accelerated and immediately become due and payable in cash if YJ Card falls under any of the following items:

(1)	fails to perform all or part of this Agreement, an Individual Agreement, or any other agreement between Yahoo and YJ Card;

(2)

is the subject of an order for attachment, provisional attachment, or auction, disposition of delinquent tax, or other disposition by a public authority, or a petition for bankruptcy, civil rehabilitation, corporate reorganization, or other legal proceedings, except for attachment or provisional attachment with respect for a claim for return of overpayment;

(3)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(4)

resolves in favor of capital reduction, abolishment or change of business, or dissolution (including dissolution pursuant to laws and ordinances), or begins liquidation proceedings or an out-of-court workout;

(5)	dishonors a note or check, or otherwise becomes actually insolvent or suspends payments;

(6)	ceases to be a subsidiary (defined in Article 2, Item 3 of the Companies Act) of Yahoo, or undergoes a change in major shareholder or management; or

(7)	there are other reasonable grounds to believe that there has been a significant change in the credit standing of YJ Card; or

(8)	breaches any law or ordinance.

2.

Yahoo may immediately suspend performance of its obligations under or terminate all or part of this Agreement, any Individual Agreement, or any other Agreement between Yahoo and YJ Card, without prior notice or demand for cure to YJ Card, if YJ Card falls under any item of the preceding paragraph.

3.	Termination under this Article does not preclude the Yahoo from seeking damages against YJ Card.

Article 8 Term

1.	The term of this agreement is from the execution date to December 7, 2027.

2.

If any outstanding obligations exist upon the termination of this Agreement or an Individual Agreement, this Agreement and that Individual Agreement will continue to apply with respect to those obligations until performance is completed.

Article 9 Survival

Article 6 (Elimination of Antisocial Forces), Paragraph 4, Article 7 (Termination for Cause; Acceleration), Paragraph 3, Article 8 (Term), Paragraph 2, this Article (Survival) and Article 10 (Jurisdiction) will remain effective after the termination of this Agreement.

Article 10 Jurisdiction

Depending on the amount in dispute, the Tokyo District Court or the Tokyo Summary Court has exclusive jurisdiction over litigation in connection with the rights and obligations that arise under this Agreement and the Individual Agreements.

Article 11 Burden of Costs

YJ Card shall bear the costs of preparation of this Agreement and any other costs associated with this Agreement.

In witness whereof, this Agreement is prepared in one original, and each party shall affix its name and seal hereto, and Yahoo shall retain the original and YJ Card shall retain a copy.

Date: February 15, 2018

Yahoo	1-3 Kioicho, Chiyoda-ku, Tokyo

Yahoo Japan Corporation

Manabu Miyasaka, Representative Director

YJ Card:	3-4-2 Hakataekimae, Hakata-ku, Fukuoka-shi, Fukuoka

YJ Card Corporation

Satoshi Ando, Representative Director

(Exhibit: Form)

Date:[    ]

To: Yahoo Japan Corporation

Drawdown Application

3-4-2 Hakataekimae, Hakata-ku, Fukuoka-shi, Fukuoka

YJ Card Corporation

Satoshi Ando, Representative Director

We request to borrow money in accordance with the provisions of the Basic Loan Agreement (Loan Financed by Bond Issuance) (the “Basic Agreement”) dated [ ], 2018 between Yahoo Japan Corporation and YJ Card Corporation.

Desired drawdown date

Desired loan amount	JPY

Repayment date

Interest rate	[ ]% fixed ([ ]% bond face rate + 0.1% spread)

Interest payment dates	The first interest payment date shall be the seventh day of [ ], and interest for the one-year period from the eighth day of [ ] shall be paid on the seventh day of [ ] each year thereafter until the loan repayment date. However, if an interest payment date falls on a bank holiday, that interest payment will be brought forward to the preceding bank business day.